Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-274157) on Form S-8 and (No. 333.283272 and No. 333-273183) on Form S-3 of our report dated March 9, 2026, with respect to the consolidated financial statements of NET Power Inc.
/s/ KPMG LLP

Houston, Texas
March 9, 2026